Press Release

July 26, 2007
FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Appoints Dr. Thomas M. Wisniewski, M.D. to its Clinical Advisory Board

NEW YORK, July 26 /PRNewswire-FirstCall/ -- Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS - News), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and related disorders, announced today that that it has appointed Dr. Thomas M. Wisniewski, M.D. to its Clinical Advisory Board.

Dr. Wisniewski is Professor of Neurology, Pathology and Psychiatry at New York University Medical Center and is a board certified Neurologist and Neuropathologist. Also, he is the Director of the Memory and Dementia Disorders Center and the Director of the Neuropathology Core of the New York University Alzheimer's Disease Center. Dr. Wisniewski has an active research laboratory focusing on neurodegenerative disorders, in particular the mechanisms which drive amyloid deposition in Alzheimer's and prion related diseases. His work has lead to over 150 peer-reviewed publications. Dr. Wisniewski obtained his M.D. from Kings College School of Medicine in London. He was a resident in Neurology at New York University and in Neuropathology at Columbia-Presbyterian.

"I am pleased that we were able to attract another such internationally renowned scientist and clinical expert in Alzheimer's disease to assist us with our ongoing clinical trial programs," commented Dr. Daniel Chain, Intellect's Chairman and CEO. "Thomas has made important, fundamental contributions to the understanding of disease mechanisms in Alzheimer's disease, especially the role of an important genetic risk factor, ApoE4."

"I am convinced that Thomas' insights will help Intellect enormously in designing clinical trials for Alzheimer's disease and other neurological disorders as the Company embarks on several exciting programs to test pharmaceutical and biological therapeutic candidates," said Dr. Paul E. Bendheim, Chairman of Intellect's Clinical Advisory Board and Chairman of BrainSavers, LLC. Dr. Bendheim added: "Thomas will be an important addition to this distinguished group of advisors which includes, Dr. Steven Ferris, Executive Director of the Aging and Dementia Research Center and Director of the National Institutes on Aging, Alzheimer's Disease Center at the New York University School of Medicine; Dr. Douglas Galasko, of the Department of Neurosciences at the School of Medicine, University of California San Diego, an expert in biological markers and genetic risk factors for Alzheimer's disease; and Dr. Eric Reiman, Executive Director of the Banner Alzheimer's Institute of the Banner Health, Phoenix, Arizona."

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the toxic accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 24 million people suffering from Alzheimer's disease in the major markets worldwide with the number projected to increase to 80 million by 2040 as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective disease modifying drugs.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease where no such treatment exists. With the application of novel technology platforms, Intellect Neurosciences has brought a new cutting edge science in the treatment of Alzheimer's disease. Most advanced in the Company's product pipeline is OXIGON(TM) which has been patented in Europe, US and elsewhere for use in treatment of multiple disease indications and disorders including prevention and treatment of Alzheimer's disease. The Company successfully completed Phase I clinical trials for OXIGON(TM) in elderly healthy volunteers. Audited data from these clinical trials, conducted in The Netherlands, is expected to be available shortly.

The Company also has broad proprietary immunotherapy platforms with patented drug candidates for both passive and active immunization against Alzheimer's disease. Its pioneering activities in the field have placed it at the forefront of the attack against this devastating disease. Intellect's patent estate contains issued and pending claims in Europe, Japan, the US and other major territories, providing a formidable strategic advantage.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza
President & Chief Financial Officer

7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300